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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                   FORM 8-K


                                CURRENT REPORT

                      Pursuant to Section 13 or 15(d) of
                      The Securities Exchange Act of 1934



      Date of Report (Date of earliest event reported): November 22, 2000



                         PHILIP MORRIS COMPANIES INC.
            (Exact name of registrant as specified in its charter)




          Virginia                    1-8940                   13-3260245
(State or other jurisdiction       (Commission              (I.R.S. Employer
    of incorporation)              File Number)             Identification No.)



   120 Park Avenue, New York, New York                          10017-5592
(Address of principal executive offices)                        (Zip Code)



  Registrant's telephone number, including area code:         (917) 663-5000


        (Former name or former address, if changed since last report.)


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Item 5.  Other Events.

      In June 2000, Philip Morris Companies Inc. (the "Company") entered into definitive agreements to acquire all of the outstanding shares (the "Shares") of Nabisco Holdings Corp. ("Nabisco") for $55 per share in cash. The transaction reflects an aggregate cost of approximately $19.2 billion, which includes the assumption of approximately $4.0 billion in net debt. The acquisition will be financed initially through a combination of available cash balances and short-term debt. The transaction, which has been approved by the shareholders of Nabisco Group Holdings Corp. and by the European Commission, remains under review by United States antitrust authorities. The parties are working to close the transaction by year-end. The acquisition will be accounted for as a purchase.

      Subsequent to the acquisition, the Company's wholly owned subsidiary, Kraft Foods, Inc. ("Kraft") plans to undertake an initial public offering ("IPO") of less than 20% of the combined food company. The IPO proceeds will be used to retire a portion of the debt incurred as a result of the acquisition of Nabisco.

      This Current Report on Form 8-K of the Company is being filed to make publicly available certain preliminary information with respect to the Company's acquisition of Nabisco, including certain historical and pro forma financial data.

      See Exhibit 99.1 for pro forma financial information giving effect to the acquisition.

      Nabisco is a major international manufacturer of biscuits, snacks, and premium grocery products, including such well-known U.S. brands as Oreo, Premium, and Chips Ahoy!; Ritz crackers; A.1. steak sauces; Grey Poupon mustards; Life Savers and Trolli confections; Planters nuts and snacks; and Milk-Bone dog treats. International products include Christie, Peek Freans, Terrabusi cookies and crackers; Fleischmann's yeast; and several Nabisco global brands - Oreo, Ritz and Chips Ahoy!. Nabisco markets products in the United States and more than 85 other countries.

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                   FORWARD-LOOKING AND CAUTIONARY STATEMENTS

     This Form 8-K contains forward-looking statements. One can identify these forward-looking statements by use of words such as "expects," "plans," "believes," "will," "estimates," "intends," "projects," "goals" and other words of similar meaning. One can also identify them by the fact that they do not relate strictly to historical or current facts. In connection with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, the Company is hereby identifying important factors that could cause actual results and outcomes to differ materially from those contained in any forward-looking statement made by or on behalf of the Company; any such statement is qualified by reference to the following cautionary statements.

     The tobacco industry continues to be subject to health concerns relating to the use of tobacco products and exposure to environmental tobacco smoke, legislation, including actual and potential excise tax increases, increasing marketing and regulatory restrictions, governmental regulation, privately imposed smoking restrictions, governmental and grand jury investigations, litigation, including risks associated with adverse jury and judicial determinations, courts reaching conclusions at variance with the Company's understanding of applicable law, bonding requirements and the absence of adequate appellate remedies to get timely relief from any of the foregoing, and the effects of price increases related to concluded tobacco litigation settlements and excise tax increases on consumption rates. Each of the Company's consumer products subsidiaries is subject to intense competition, changes in consumer preferences, the effects of changing prices for its raw materials and local economic conditions. Their results are dependent upon their continued ability to promote brand equity successfully, to anticipate and respond to new consumer trends, to develop new products and markets and to broaden brand portfolios, in order to compete effectively with lower priced products in a consolidating environment at the retail and manufacturing levels, and to improve productivity. In addition, Philip Morris International Inc., Kraft Foods International, Inc. and Kraft are subject to the effects of foreign economies and the related shifts in consumer preferences, and currency movements. There can be no assurance that the acquisition by the Company of all of the outstanding Shares of common stock of Nabisco or the IPO of less than 20% of Kraft's common stock will be consummated, or consummated within a particular time frame. Developments in any of these areas, which are more fully described in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2000, could cause the Company's results to differ materially from results that have been or may be projected by or on behalf of the Company. The Company cautions that the foregoing list of important factors is not exclusive. The Company does not undertake to update any forward-looking statement that may be made from time to time by or on behalf of the Company.

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Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

(a) and (b) Historical Financial Statements and Pro Forma Financial Information:
            Not Applicable.

(c)  Exhibits.

     2.1 Agreement and Plan of Merger, dated as of June 25, 2000, among Nabisco Holdings Corp., Philip Morris Companies Inc. and Strike Acquisition Corp., incorporated by reference to the Company's Quarterly Report on Form 10-Q for the period ended June 30, 2000.

     2.2 Voting and Indemnity Agreement, dated as of June 25, 2000, among Nabisco Group Holdings Corp., Philip Morris Companies Inc. and Nabisco Holdings Corp., incorporated by reference to the Company's Quarterly Report on Form 10-Q for the period ended June 30, 2000.

    99.1    Pro Forma Condensed Combined Financial Information (unaudited).

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                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   PHILIP MORRIS COMPANIES INC.





                                   By:    /s/ G. PENN HOLSENBECK
                                       --------------------------------------
                                              G. Penn Holsenbeck
                                              Vice President, Associate General
                                              Counsel and Corporate Secretary

DATE: November 22, 2000

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